Exhibit 12.1

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


                                 KINETEK, INC.
            COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)


                                                  Year Ended December 31,
                                            ---------------------------------
                                                 2004       2003     2002
                                                 ----       ----     ----

Fixed Charges
     Interest expense                          $35,592    $34,876   $35,231
     Rental expense included in fixed            1,091      1,004     1,110
     charges                                    ------     ------    ------
        Total fixed charges                     36,683     35,880    36,341


Earnings
     Pre-tax income (loss)                        (889)    (4,820)    4,023
     Plus:  fixed charges                       36,683     35,880    36,341
                                               --------   --------  --------
        Total Earnings                         $35,794    $31,060   $40,364


Ratio of earnings to fixed charges               1.0         0.9      1.1
                                                 ===         ===      ===
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